Exhibit 99.1
PRESS RELEASE

By:	Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104

	CONTACT:	Jeffrey S. Musser
President and Chief Executive Officer
(206) 674-3433
FOR IMMEDIATE RELEASE
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EXPEDITORS ANNOUNCES PETER ROSE'S RESIGNATION FROM THE BOARD OF DIRECTORS
SEATTLE, WASHINGTON - May 12, 2014, Expeditors International of Washington, Inc. (NASDAQ: EXPD), today announced that Peter J. Rose, past CEO and Chairman of the Board of Directors informed employees that he has resigned as both a member of and the Chairman of the Board of Directors.
In Rose’s letter, he reflects on his observations of the strength of the current Senior Management team. He makes note of his pride in their experience, their accomplishments, their readiness to take charge of the Company and finally the necessity of the team being able to pursue their current strategic re-assessment free of any influence flowing from their allegiance to a 25-year tenured CEO and Founder.
Rose referenced the need for corporations to change and adapt being a critical part of corporate sustainability. After expressing how exciting it is to see the energy driven by the Company’s strategic reassessment, Rose drew on an analogy of how eagles fly away once they’ve instinctively determined that their continued presence will be detrimental to development of their young. Rose went on to say that, just as eagles instinctively know when to fly away, it was important that his continued presence not overshadow the Senior Management team’s ability to pursue the same kind of experience he and co-founder James Wang had when they established Expeditors.
“Peter has always been a strong leader. He hired most of us, and trained and mentored all of us and his influence on this Company is deep and profound. One of the things that he’s always taught us to do is to be resolute in making the tough decisions and make them with integrity intact,” commented Jeffrey S. Musser, President and CEO. “Peter’s concern and desire that the strength of his personality and the influence of his day-to-day presence not directly impact the Senior Management team’s direction are particularly noteworthy and meaningful to us. We know that this was a tough decision for Peter, but he has put us, as close as he can, in the same position he and James were in when they started Expeditors. Flying away and allowing us to pursue this reassessment without concerns that we might not do things exactly the way he would is in the best interest of the Company’s future. He really can’t give the Senior Management team a greater vote of confidence than by 'flying away' and 'turning us loose' to complete our strategic reassessment and implement our plans. Thanks Peter for your confidence in our ability to chart the Company’s course using all the skills you’ve taught us over the years,” Musser concluded.
Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 185 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing distribution and customized logistics solutions.